Filed under Rule 424(b)(3), Registration Statement No. 333-249702
Pricing Supplement No. 591 - Dated Tuesday, October 10, 2023 (To: Prospectus Dated October 28, 2020 and Prospectus Supplement Dated October 30, 2020
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FY83	[]	100.000%	0.825%	[]	Fixed	5.100%	Monthly	10/15/2026	11/15/2023	$3.68	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 10/15/2025 and Monthly thereafter with 30 Calendar Days' Notice.

National Rural Utilities Cooperative Finance Corp
Offering Date: Tuesday, October 10, 2023 through Monday, October 16, 2023
Trade Date: Monday, October 16, 2023 @12:00 PM ET
Settle Date: Thursday, October 19, 2023
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup, Wells Fargo Advisors, RBC Capital Markets

Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.
National Rural Utilities Cooperative Finance Corp Prospectus dated October 28, 2020 and Prospectus Supplement Dated: October 30, 2020